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                                                                   EXHIBIT 10.34

                          INTERIM OPERATING AGREEMENT


     This Agreement is made effective as of July 1, 1997, by and between UNITED PAN AM MORTGAGE CORP., a California corporation ("Mortgage Company") and PAN AMERICAN BANK, FSB, a federal savings bank ("Bank") with reference to the following:

                                R E C I T A L S

     A. Effective July 1, 1997, Bank has distributed, by way of dividend to its parent, all of the issued and outstanding shares of capital stock of the Mortgage Company, as contemplated by that certain letter of January 28, 1997 submitted to the Office of Thrift Supervision ("OTS"), in connection with the Bank's letter application, dated January 27, 1997, to establish the Mortgage Company as an operating subsidiary on an interim basis (the "OTS Application"). The organization of the Mortgage Company and the transfer of its shares by dividend were the subject of no objection or approval letters issued by the OTS on February 20, 1997 and April 2, 1997. The Mortgage Company had been incorporated by the Bank on January 10, 1997, to acquire certain lending business currently conducted by the Bank at the offices listed on Schedule "A" ("Mortgage Company Offices") and to conduct such operations on an interim basis pending the transfer of the Mortgage Company to its parent. To date it has not commenced activities.

     B. The foregoing transactions were undertaken as part of the transfer from the Bank of its entire existing subprime single-family mortgage loan origination and mortgage banking business (the "Subprime Business") to the Mortgage Company. In addition to the Mortgage Company assets described above, following the expiration of the Term of this Agreement (as defined below), such transfer will include the assumption by the Mortgage Company of all obligations of the Bank under office leases for the Mortgage Company Offices and the assignment of such leases to the Mortgage Company, the transfer of all employees conducting the Subprime Business and the assumption of certain maintenance and other service contracts in so far as such service contracts relate to the Subprime Business.

     C. Following completion of the transfer of the entire Subprime Business, it is anticipated that the Bank will continue to underwrite loans originated by the Mortgage Company for a fee and to purchase loans from the Mortgage Company in the manner generally described in the OTS Application, on such terms and procedures as are provided therein or as such terms and procedures may be modified from time-to-time.

     D. In order to complete the transfer of the Subprime Business by the Bank to the Mortgage Company, the Mortgage Company and certain of its employees and agents involved in the origination, production and/or servicing of mortgage loans are required to be licensed or to obtain or confirm exemptions from licensing under various laws in effect in the states in which the Mortgage Company maintains Mortgage Company Offices or otherwise originates or acquires mortgage loans ("State Licensing Requirements"). The Bank, as a federally-chartered savings bank, and its employees, are generally exempt from State
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Licensing Requirements and can originate, produce and service mortgage loans without the necessity of obtaining licenses or permits in the states in which Subprime Business is currently conducted.

     E. The Mortgage Company and the Bank wish to provide for the continued origination and production of mortgage loans in connection with the Subprime Business by the Bank and its employees and agents on an interim basis, pending receipt by the Mortgage Company of all licenses, permits, authorizations and exemptions required to satisfy State Licensing Requirements, in order to assure the effective transition of the Subprime Business from the Bank to the Mortgage Company.

     NOW, THEREFORE, the Mortgage Company and the Bank agree as follows:

     1.  TERM.   This Agreement shall remain in effect from July 1, 1997 until
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the earlier of December 31, 1997 and the end of the month in which the Mortgage
Company satisfies all State Licensing Requirements (the "Term").

     2.  PRODUCTION EMPLOYEES.   During the Term the Bank shall retain all loan
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origination and production employees and agents engaged in the Subprime Business
("Production Employees") under its direct employ. Production Employees shall be transferred to the Mortgage Company upon the expiration of the Term. During the Term, the Bank shall remain responsible for the payment of all wages and other benefits due such employees.

     3.  ELIGIBLE LOANS.  During the Term, the Bank shall continue to originate
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and fund through the Production Employees subprime mortgage loans meeting its underwriting guidelines and other requirements ("Eligible Loans"), which loan programs and underwriting guidelines shall be specified jointly by the Mortgage Company and the Bank. Such requirements shall include, among other things, requirements relating to owner occupancy; loan-to-value ratios; lien priority; title, hazard, flood and mortgage insurance; appraisal; borrower financial and credit history; loan documentation, and compliance with state and federal laws and regulations.

     4.  MORTGAGE COMPANY OFFICES.   The parties recognize that certain State
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Licensing Requirements apply to the Mortgage Company Offices.  To that end, during the Term, the Bank shall continue to lease and remain obligated to landlords under the office leases relating to the Mortgage Company Offices, and shall pay all rent, utilities, insurance and other costs related to the operation and maintenance of such offices, as well as to the loan production and origination functions conducted at the Mortgage Company Offices, including all personnel costs, telephones, and other Operating Expenses ("Office Expenses"). Such Office Expenses shall be paid during the Term by the Bank, and following expiration of the Term by the Mortgage Company. To the extent the Bank retains any liability to landlords for periods following the expiration of the Term respecting the leases of the Mortgage Company Offices, the Mortgage Company shall indemnify and hold the Bank

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harmless from any such liabilities.  The Mortgage Company shall not charge the
Bank for use of the Mortgage Company Office assets, which have been sold to the Mortgage Company and the Bank may after July 1 acquire the assets necessary to originate and fund subprime mortgage loans. Such assets acquired by the Bank after July 1 shall be sold to the Mortgage Company at net book value upon satisfaction of State Licensing Requirements but not later than December 31, 1997.

     5.  ADMINISTRATIVE SERVICES.   During the Term, Mortgage Company shall
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administer and supervise all Subprime Business conducted at the Mortgage Company
Offices to the extent consistent with applicable law and regulations. Such services shall be provided without separate charge to the Bank.

     6.  SECONDARY MARKETING.   During the Term, the Mortgage Company shall be
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responsible for all activities and related overhead and other expenses related to the marketing and sale of Eligible Loans originated and funded by the Bank during the Term, including the securitization or other sale of loans, solicitation of bids for loans, advising the Bank regarding sales pricing and related matters ("Secondary Marketing Services"). This Agreement shall constitute the written authorization of the Bank to the Mortgage Company to act as the Bank's agent for such purposes, subject to applicable OTS regulations. For such Secondary Marketing Services during the Term, the Mortgage Company shall be entitled to receive a Marketing Fee as described in Section 7 below.

     7.  COMPENSATION OF THE PARTIES.   As contemplated by the OTS Application,
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upon satisfaction of all State Licensing Requirements and the complete transition of the origination and production of Eligible Loans from the Bank to the Mortgage Company, the Bank will purchase Eligible Loans which the Bank has underwritten prior to their funding by the Mortgage Company, subject to an option on the part of the Mortgage Company to repurchase such loans. The loans will ultimately be resold by the Mortgage Company into the secondary market. In that connection, the Bank will receive interest income on the Eligible Loans during the period it retains ownership of the loans, an underwriting fee of $100 per loan for its underwriting each Eligible Loan, and a transaction fee equal to 0.50% of each Eligible Loan actually repurchased from the Bank by the Mortgage Company ("Transaction Fee") upon the ultimate sale of such loans in the secondary market. The parties hereto desire to preserve the foregoing allocation of the relative economic benefits of the origination, production and sale of Eligible Loans during the Term. The parties have reviewed the historical operating expenses involved in connection with the origination and production of Eligible Loans and the operation of the Mortgage Company Offices and have concluded that such expenses, including all costs of Production Employees and all other Office Expenses, do not exceed $____________ for each Eligible Loan originated and sold. In order to cover such expenses, the parties have agreed that the Bank shall be entitled to receive a payment of $___________ for each Eligible Loan originated and sold during the Term (the "Production Operations Payment"). Accordingly, during the Term, and in addition to interest received while such loans were owned by the Bank, from the net sales proceeds of each Eligible Loan sold by the Mortgage Company on behalf of the Bank, the Bank shall be entitled to retain: (a) the principal amount and all accrued interest on the loan, (b) the Transaction Fee, and (c) the Production Operations Payment. The Mortgage Company shall be entitled to receive from the Bank a Marketing Fee equal to the net proceeds of each Eligible Loan sale less the amounts paid to the Bank as described in the preceding sentence. Within 90 days following expiration of the Term, the parties shall

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review the actual expenses incurred by the Bank in connection with the production and origination of Eligible Loans sold, and the Mortgage Company shall promptly pay to the Bank any excess of such expenses over the total Production Operation Payments made to the Bank, and the Bank shall pay to the Mortgage Company any amount by which the Production Operations Payments exceed actual expenses.

     8.  AMENDMENTS TO AGREEMENT.   The parties agree to negotiate in good faith
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respecting the reallocation of expenses and income should it appear that the allocation of expenses and income in Section 7 did not fairly reflect the terms of the economic relationship contemplated by the parties.

     9.  INDEMNITY.   The Mortgage Company shall indemnify and hold harmless the
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Bank from and against any obligations or liabilities that the Bank may have arising out of (a) any claim by any investor who purchased Eligible Loans sold by the Bank during the Term, respecting indemnification for losses or the repurchase of loans from such investor; (b) the leases, sums due Production Employees or other expenses connected with the operation of the Mortgage Company Offices or the conduct of the Subprime Business following the term; and (c) any assets transferred to or liabilities assumed by the Mortgage Company in connection with the Subprime Business.

     Executed this 1st day of July, 1997.


                                 "Mortgage Company"

                                 UNITED PAN AM MORTGAGE CORP.


                                 By /s/ JOHN T. FRENCH
                                   -------------------------------
                                 Title: Chairman



                                 "Bank"

                                 PAN AMERICAN BANK, FSB



                                 By /s/ LAWRENCE J. GRILL
                                   -------------------------------
                                 Title: President and CEO


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